Exhibit 5.1

HUNTON & WILLIAMS LLP FOUNTAIN PLACE 1445 ROSS AVENUE SUITE 3700 DALLAS, TEXAS 75202-2799
TEL	(214) 979-3000
FAX	(214) 880-0011

July 30, 2013

Board of Directors

First Financial Bankshares, Inc.

400 Pine Street

P.O. Box 701

Abilene, Texas 79601

Re:	Registration Statement on Form S-8 Relating to First Financial Bankshares, Inc. 2012 Incentive Stock Option Plan

Ladies and Gentlemen:

We have acted as special counsel to First Financial Bankshares, Inc., a Texas corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), filed by the Company on or about July 30, 2013 with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 1,500,000 shares of the common stock, par value $0.01 per share, of the Company (the “Plan Shares”), issuable pursuant to the First Financial Bankshares, Inc. 2012 Incentive Stock Option Plan (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K under the Securities Act.

We have examined originals or copies of the (1) Registration Statement and all exhibits thereto; (2) the Amended and Restated Certificate of Formation of the Company, (3) the Amended and Restated Bylaws of the Company; (4) the Plan; (5) certain resolutions of the Board of Directors of the Company; and (6) such other documents and records as we have deemed necessary and relevant for purposes hereof. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic, or photostatic copies and the authenticity of the originals of such documents. We have assumed that the resolutions authorizing the Company to issue, offer, and sell the Plan Shares are, and will be, in full force and effect at all times at which any Plan Shares are offered or sold by the Company. We have relied upon the statements contained in the Registration Statement, and we have made no independent investigation with regard thereto. We have assumed that the Registration Statement and any amendment thereto will have become effective (and will remain effective at the time of the issuance of the Plan Shares thereunder).

Based on the foregoing and subject to the limitations, qualifications, exceptions, and assumptions set forth herein, we are of the opinion that the Plan Shares have been duly authorized and, when issued in accordance with the terms of the Plan and of any related stock option agreement, will be legally issued, fully paid, and nonassessable.

ATLANTA  AUSTIN  BANGKOK  BEIJING  BRUSSELS  CHARLOTTE  DALLAS   HOUSTON  LONDON  LOS ANGELES

McLEAN  MIAMI  NEW YORK  NORFOLK  RALEIGH  RICHMOND  SAN FRANCISCO  TOKYO  WASHINGTON

www.hunton.com

Board of Directors

First Financial Bankshares, Inc.

July 30, 2013

The opinion expressed herein is limited to the laws of the State of Texas and the United States of America, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Hunton & Williams LLP